Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 17, 2013 relating to the financial statements of Nordic American Tankers Limited, and the effectiveness of Nordic American Tankers Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Nordic American Tankers Limited for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte AS

Oslo, Norway

March 20, 2013